    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2001
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
              REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933
                             ---------------------

               NISOURCE FINANCE CORP.                                   NISOURCE INC.
   (Exact Name of Registrant as specified in its        (Exact name of registrant as specified in its
                      charter)                                             charter)
                      INDIANA                                              DELAWARE
  (State or Other Jurisdiction of Incorporation or     (State or other jurisdiction of incorporation or
                   Organization)                                        organization)
                     35-2104368                                           35-2108964
      (I.R.S. Employer Identification Number)              (I.R.S. Employer Identification Number)

                             ---------------------

                                                                    FRANCIS P. GIROT, JR.
                801 EAST 86TH AVENUE                                    NISOURCE INC.
            MERRILLVILLE, INDIANA 46410                              801 EAST 86TH AVENUE
                   (877) 647-5990                                MERRILLVILLE, INDIANA 46410
(Address, Including Zip Code, and Telephone Number,                     (877) 647-5990
                     Including                        (Name, Address, Including Zip Code, and Telephone
   Area Code, of Registrant's Principal Executive                          Number,
                      Offices)                            Including Area Code, of Agent For Service)

                             ---------------------
                                    Copy to:
                                ROBERT J. MINKUS
                                 DAVID MCCARTHY
                             SCHIFF HARDIN & WAITE
                                6600 SEARS TOWER
                            CHICAGO, ILLINOIS 60606
                                 (312) 258-5500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
             CLASS OF SECURITIES                  AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                     REGISTERED            PER NOTE             PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
7 1/2% exchange notes due 2003(2)............     $750,000,000             100%             $750,000,000           $187,500
---------------------------------------------------------------------------------------------------------------------------------
7 5/8% exchange notes due 2005(3)............     $900,000,000             100%             $900,000,000           $225,000
---------------------------------------------------------------------------------------------------------------------------------
7 7/8% exchange notes due 2010(4)............    $1,000,000,000            100%            $1,000,000,000          $250,000
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of NiSource Inc. with respect to
  the notes(5)...............................          (6)
---------------------------------------------------------------------------------------------------------------------------------
        Total................................    $2,650,000,000            100%            $2,650,000,000          $662,500
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based on the book value of the notes as of the latest practicable date pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2) The 7 1/2% exchange notes due 2003 being registered hereby are being offered by us in exchange for our 7 1/2% notes due 2003.
(3) The 7 5/8% exchange notes due 2005 being registered hereby are being offered by us in exchange for our 7 5/8% notes due 2005.
(4) The 7 7/8% exchange notes due 2010 being registered hereby are being offered by us in exchange for our 7 7/8% notes due 2010.
(5) The obligations of NiSource Finance Corp. under the notes registered hereunder will be fully and unconditionally guaranteed by NiSource Inc. as described more fully in the registration statement.
(6) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee of the notes being registered.
                             ---------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
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

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 30, 2001

PRELIMINARY PROSPECTUS

                                [NISOURCE LOGO]

                             NISOURCE FINANCE CORP.
                             OFFER TO EXCHANGE ITS

    7 1/2% EXCHANGE NOTES DUE 2003 FOR ITS OUTSTANDING 7 1/2% NOTES DUE 2003

    7 5/8% EXCHANGE NOTES DUE 2005 FOR ITS OUTSTANDING 7 5/8% NOTES DUE 2005

    7 7/8% EXCHANGE NOTES DUE 2010 FOR ITS OUTSTANDING 7 7/8% NOTES DUE 2010

            IN EACH CASE UNCONDITIONALLY GUARANTEED BY NISOURCE INC.

The exchange notes:

     - We hereby offer up to $750 million aggregate principal amount of our 7 1/2% exchange notes due 2003 in exchange for an equal aggregate principal amount of our outstanding 7 1/2% notes due 2003;

     - We hereby offer up to $900 million aggregate principal amount of our 7 5/8% exchange notes due 2005 in exchange for an equal aggregate principal amount of our outstanding 7 5/8% notes due 2005; and

     - We hereby offer up to $1 billion aggregate principal amount of our 7 7/8% exchange notes due 2010 in exchange for an equal aggregate principal amount of our outstanding 7 7/8% notes due 2010.

     - The terms of the exchange notes are substantially identical to the terms of the outstanding notes for which they are exchanged, except that the exchange notes will be free of restrictive legends and registration rights.

     - The exchange notes are direct senior unsecured obligations and are equal in right of payment to any other senior unsecured obligations of NiSource Finance Corp.

The exchange offer:

     - The exchange offer will expire at 5:00 p.m., New York City time on
                   , 2001 unless extended by us.

     - The exchange offer is subject to conditions, which we may waive.

     - You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

     - We will not receive any cash proceeds from the exchange offer.

     The outstanding notes listed above are referred to collectively in this prospectus as the outstanding notes. The notes listed above which we are offering in the exchange for the outstanding notes are referred to collectively in this prospectus as the exchange notes. The exchange notes and outstanding notes are referred to collectively in this prospectus as the notes.
                             ---------------------

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuers have agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    3

FORWARD-LOOKING STATEMENTS..................................    4

SUMMARY.....................................................    6

NISOURCE INC................................................   12

NISOURCE FINANCE CORP.......................................   14

USE OF PROCEEDS.............................................   14

RATIO OF EARNINGS TO FIXED CHANGES..........................   15

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   16

SELECTED UNAUDITED PROFORMA COMBINED FINANCIAL
  INFORMATION...............................................   18

THE EXCHANGE OFFER..........................................   19

DESCRIPTION OF THE NOTES....................................   29

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   39

PLAN OF DISTRIBUTION........................................   43

LEGAL MATTERS...............................................   44

EXPERTS.....................................................   44

EXCHANGE AGENT..............................................   44

                      WHERE YOU CAN FIND MORE INFORMATION

     NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document NiSource files at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including NiSource.

     You may also read reports, proxy statements and other documents relating to NiSource at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource, or one of its corporate predecessors, NiSource Inc. (incorporated in Indiana) and Columbia Energy Group, has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our Current Reports on Form 8-K dated November 1, 2000, November 3, 2000, November 6, 2000 (as amended November 7, 2000), November 7, 2000, November 21 and December 1, 2000 and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. We also incorporate by reference the following documents filed with the SEC by our corporate predecessor NiSource Inc. (incorporated in Indiana) (SEC File Number 1-9779):

     - NiSource's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - NiSource's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (as amended); and

     - NiSource's Current Reports on Form 8-K dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25, 2000, June 13, 2000,
       September 1, 2000, September 13, 2000 and October 31, 2000.

     We also incorporate by reference the following documents filed with the SEC by our corporate predecessor Columbia Energy Group (SEC File Number 1-1098):

     - Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Columbia's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - Columbia's Current Reports on Form 8-K dated January 27, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000, June 2, 2000, June 15,
       2000, July 14, 2000, October 2, 2000, October 12, 2000, October 16, 2000
       and November 1, 2000.

     You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone:
(877) 647-5990.

     NiSource maintains an Internet site at http://www.nisource.com which contains information concerning NiSource and its subsidiaries. The information contained at NiSource's Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

     We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. Any statement that is not a historical fact is a forward-looking statement. We use the words "estimate," "intend," "expect," "believe," "anticipate" and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. NiSource undertakes no obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

     - the weather;

     - the federal and state regulatory environment, including changes in environmental and other laws and regulations to which we are subject;

     - the economic climate;

     - growth in our service territories;

     - customers' usage patterns and preferences;

     - the degree to which and the speed with which competition changes the utility industry;

     - fluctuation in supply and demand for energy commodities and the timing and extent of changes in commodity prices;

     - changing conditions in the capital and equity markets;

     - whether, and the extent to which, we achieve efficiencies and cost savings from the integration of the former NiSource and Columbia Energy Group businesses; and

     - other uncertainties, all of which are difficult to predict, and many of which are beyond our control, including factors we discuss in this prospectus and our filings with the SEC.

     Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of those documents.

                                    SUMMARY

     This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging the notes. References to "NiSource" refer to NiSource Inc. and references to "NiSource Finance" refer to NiSource Finance Corp. Unless the context requires otherwise, references to "we," "us" or "our" refer collectively to NiSource and its subsidiaries, including NiSource Finance.

                                    NISOURCE

     Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to 3.6 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England. On November 1, 2000, NiSource completed its acquisition of Columbia Energy Group for an aggregate consideration of approximately $6 billion, with 30% of the consideration paid in common stock and 70% of the consideration paid in cash and SAILS(SM*)(units each consisting of a zero coupon debt security coupled with a forward equity contract). NiSource also assumed approximately $2 billion in Columbia debt.

     As a result of the acquisition, NiSource is the largest natural gas distribution company, as measured by number of customers, operating east of the Rocky Mountains. NiSource's principal subsidiaries include the Columbia Energy Group, a vertically-integrated natural gas distribution, transmission, storage and exploration and production holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. NiSource's business lines include:

     - natural gas distribution;

     - natural gas transmission and storage;

     - electric operations;

     - energy marketing;

     - exploration and production; and

     - other products and services.

     Strategy. NiSource is focused on becoming the premier energy company serving customers throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic and Northeast. This corridor is home to 30% of the nation's population and 40% of its energy consumption. NiSource believes natural gas will be the fuel of choice to meet the corridor's growing energy needs. The merger with Columbia furthers our strategy by combining NiSource's natural gas distribution assets in Indiana and New England with

---------------

     * "SAILS(SM)" and "Stock Appreciation Income Linked Securities(SM)" are service marks of Credit Suisse First Boston Corporation.

Columbia's natural gas distribution, storage and exploration and production assets in Ohio, the Mid-Atlantic and Appalachia and Columbia's interstate transmission assets.

     Gas Distribution. NiSource is the second largest natural gas distribution company in the U.S., as measured by throughput, delivering on average more than
2.3 billion cubic feet per day to its customers. NiSource provides natural gas delivery service to more than 3.2 million customers in nine states.

     Gas Transmission and Storage. NiSource is one of the largest natural gas transportation companies in the U.S. NiSource owns and operates more than 16,500 miles of natural gas transmission lines that serve customers located primarily in sixteen states and the District of Columbia. NiSource's pipeline assets are integrated with approximately 670 billion cubic feet of underground storage capacity, one of the largest underground natural gas storage networks in the U.S.

     Electric Operations. NiSource provides electric generation, transmission and distribution service to approximately 430,000 customers in northern Indiana. NiSource owns and operates approximately 3,400 megawatts of relatively low-cost installed electric generation capacity, fueled primarily by coal.

     Energy Marketing. NiSource provides non-regulated energy services, including gas marketing and asset management services, to utilities and other customers.

     Exploration and Production. NiSource owns nearly 1 trillion cubic feet equivalent of proven natural gas reserves, located primarily within the Appalachian region as well as Canada. NiSource controls over 6,000 miles of natural gas gathering facilities, most of which connect with the company's transmission facilities.

     Other Products and Services. NiSource works with industrial customers on inside-the-fence cogeneration facilities located primarily in the Midwest. NiSource is currently constructing a 260 mile dark fiber telecommunications network from Washington D.C. to New York City. NiSource also provides water to customers in Indianapolis, Indiana, and surrounding areas.

     Non-Core Divestitures. In connection with the Columbia acquisition, NiSource has sold or is divesting certain businesses judged to be non-core to the company's energy strategy. Subsequent to the announcement of the Columbia acquisition, NiSource sold Market Hub Partners, which owns and operates salt cavern gas storage facilities in Texas and Louisiana, and Columbia completed the divestiture of its interest in the Cove Point LNG facilities, its retail electric supply business and four qualifying facility power plants. Since the Columbia acquisition, NiSource sold its Miller Pipeline subsidiary and Columbia's electric generation business and a portion of its petroleum business. NiSource is pursuing the sale of Columbia's propane and petroleum and other smaller non-core businesses. As part of the SEC order approving the Columbia merger, NiSource has been ordered to divest its water utility business by November 2003.

     NiSource is a registered holding company under the Public Utility Holding Company Act of 1935. NiSource's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (877) 647-5990.

                                NISOURCE FINANCE

     NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries.

     NiSource Finance was incorporated in February 2000 under the laws of the State of Indiana. NiSource Finance's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410 and its telephone number is
(877) 647-5990.

                         SUMMARY OF THE EXCHANGE OFFER

The exchange offer................     In the exchange offer, we will issue:

                                       - up to $750 million aggregate principal
                                         amount of our 7 1/2% exchange notes due
                                         2003 in exchange for an equal aggregate
                                         principal amount of our outstanding
                                         7 1/2% notes due 2003;

                                       - up to $900 million aggregate principal
                                         amount of our 7 5/8% exchange notes due
                                         2005 in exchange for an equal aggregate
                                         principal amount of our outstanding
                                         7 5/8% notes due 2005; and

                                       - up to $1 billion aggregate principal
                                         amount of our 7 7/8% exchange notes due
                                         2010 in exchange for an equal aggregate
                                         principal amount of our outstanding
                                         7 7/8% notes due 2010.

Resale............................     Based on an interpretation by the staff
                                       of the SEC set forth in no-action letters issued to third parties, we believe that, after issuance, the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are a broker-dealer as discussed below) without compliance with the registration and prospectus delivery provisions of the
                                       Securities Act. The outstanding notes,
                                       however, must have been acquired by you
                                       in the ordinary course of your business
                                       and you must have no arrangement or
                                       understanding with any person to
                                       participate in the distribution of the
                                       exchange notes.

                                       Each broker-dealer that receives exchange notes issued in this exchange offer for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must follow the procedures set forth in the section of this prospectus called "The Exchange Offer -- Purpose and effect of the exchange offer."

                                       The exchange offer is not being made to, nor will tenders be accepted from, holders of outstanding notes in any jurisdiction in which this exchange offer would not be in compliance with the securities laws of such jurisdiction.

Expiration date...................     5:00 p.m., New York City time,
                                         , 2001, unless the exchange offer is
                                       extended. Any extension, if made, will be publicly announced through a release to PR Newswire and as otherwise required by applicable law or regulations. We may extend the expiration date in our sole and absolute discretion.

Conditions to the exchange
offer.............................     The only conditions to the exchange offer
                                       are that it not violate applicable law,
                                       any applicable interpretation of the
                                       staff of the SEC or any standing order or judgment. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for tendering
outstanding notes.................     If you wish to accept the exchange offer,
                                       you must complete, sign and date the
                                       letter of transmittal, or a facsimile
                                       copy, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal together with the outstanding notes to be exchanged and any other required documentation to The Chase
                                       Manhattan Bank.

Special procedures for beneficial
owners............................     If you are a beneficial owner whose
                                       outstanding notes are registered in the
                                       name of a broker, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should contact your registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed delivery procedures for
  outstanding notes...............     If you wish to tender your outstanding
                                       notes and they are not immediately
                                       available or you cannot otherwise deliver your outstanding notes and the required documentation to the applicable exchange agent prior to the expiration date, you may tender your outstanding notes under a guaranteed delivery procedure. Under this procedure, you must deliver to the exchange agent a letter stating that a tender is being made and guaranteeing that all the required documentation will be delivered to the exchange agent within three New York Stock Exchange trading days, and then you must deliver your outstanding notes and all other required documentation within that time period.

Acceptance of outstanding notes
and delivery of exchange notes....     Subject to certain qualifications, we
                                       will accept for exchange any and all
                                       outstanding notes which are properly
                                       tendered in the exchange offer and not
                                       withdrawn, prior to 5:00 p.m., New York
                                       City time, on the expiration date.

Withdrawal rights.................     Subject to the conditions set forth in
                                       this prospectus, you may withdraw your
                                       tender of
                                       outstanding notes at any time prior to
                                       5:00 p.m., New York City time on the
                                       expiration date.

Certain United States federal
income tax considerations.........     The exchange of outstanding notes for
                                       exchange notes in the exchange offer does not constitute a taxable exchange for federal income tax purposes. Each exchange note will be treated as having been originally issued as of the date the outstanding note being exchanged was originally issued. However, you should consult your own tax advisor.

Paying and exchange agent.........     The Chase Manhattan Bank, the trustee
                                       under the Indenture, is serving as
                                       exchange agent and paying agent with
                                       respect to the 7 1/2% notes due 2003, the 7 5/8% notes due 2005 and the 7 7/8% notes due 2010.

                               THE EXCHANGE NOTES

     The form and terms of each series of exchange notes will be the same as the form and terms of the series of outstanding notes for which they are exchanged, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes for which they are exchanged, and the exchange notes will be entitled to the benefits of the Indenture. Upon consummation of the exchange offer, any outstanding notes that are not exchanged for exchange notes will not be entitled to further registration rights under the registration rights agreements which apply to the outstanding notes.

Maturity dates:

  7 1/2% exchange notes due
2003..............................     November 15, 2003

  7 5/8% exchange notes due
2005..............................     November 15, 2005

  7 7/8% exchange notes due
2010..............................     November 15, 2010

Interest payment dates:

  7 1/2% exchange notes due
2003..............................     May 15 and November 15, commencing May
                                       15, 2001

  7 5/8% exchange notes due
2005..............................     May 15 and November 15, commencing May
                                       15, 2001

  7 7/8% exchange notes due
2010..............................     May 15 and November 15, commencing May
                                       15, 2001

Guarantee.........................     NiSource Inc. will fully and
                                       unconditionally guarantee all of the
                                       obligations of NiSource Finance under the exchange notes.

Interest..........................     Interest on the exchange notes will
                                       accrue from the date of original issuance of the outstanding notes. Interest on the exchange notes will be payable semi-annually in cash on May 15 and

                                       November 15 of each year, commencing May
                                       15, 2001.

Optional redemption...............     We may redeem all or part of the exchange
                                       notes at any time at our option at a
                                       redemption price equal to the greater of
                                       (1) the principal amount of the exchange notes being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the exchange notes of the series being redeemed.

Make-Whole Amount.................     "Make-Whole Amount" means the sum of the
                                       present values of the principal amount of the exchange notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the exchange notes of the series being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the notes being redeemed to the redemption date.

Ranking...........................     The exchange notes will be senior,
                                       unsecured obligations of NiSource Finance ranking equally in right of payment with other senior indebtedness of NiSource
                                       Finance.

                                       The guarantee will be a senior, unsecured obligation of NiSource, ranking equally in right of payment with other senior indebtedness of NiSource. Because NiSource is a holding company that derives substantially all of its income from operating subsidiaries, the guarantee will effectively be subordinated to debt and preferred stock at the subsidiary level.

Limitation on liens...............     Subject to certain exceptions, neither
                                       NiSource Finance, NiSource nor any
                                       subsidiary of NiSource other than a
                                       utility may issue, assume or guarantee
                                       any secured debt, except intercompany
                                       indebtedness, without also securing the
                                       exchange notes, unless the total amount
                                       of all of the secured debt would not
                                       exceed 10% of the consolidated net
                                       tangible assets of NiSource.

     For additional information regarding the exchange notes, see the "Description of the Notes" section of this prospectus.

                                 NISOURCE INC.

     Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to 3.6 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England. On November 1, 2000, NiSource completed its acquisition of Columbia Energy Group for an aggregate consideration of approximately $6 billion, with 30% of the consideration paid in common stock and 70% of the consideration paid in cash and SAILS(SM)(units each consisting of a zero coupon debt security coupled with a forward equity contract). NiSource also assumed approximately $2 billion in Columbia debt.

     As a result of the acquisition, NiSource is the largest natural gas distribution company, as measured by number of customers, operating east of the Rockies. NiSource's principal subsidiaries include the Columbia Energy Group, a vertically-integrated natural gas distribution, transmission, storage and exploration and production holding company whose subsidiaries provide services to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated gas and electric company providing services to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. NiSource's business lines include:

     - natural gas distribution;

     - natural gas transmission and storage;

     - electric operations;

     - energy marketing;

     - exploration and production; and

     - other products and services.

                                    NISOURCE

                       GAS TRANSMISSION      ELECTRIC                        EXPLORATION AND    OTHER PRODUCTS
  GAS DISTRIBUTION       AND STORAGE        OPERATIONS     ENERGY MARKETING     PRODUCTION       AND SERVICES
  ----------------     ----------------     ----------     ----------------  ---------------    --------------
- 3.2 million          - 16,500 miles    - 426,000         - Energy USA-     - Based           - Primary Energy
  customers in nine    of pipeline in      customers in      TPC (energy     primarily in       (co-generation)
  states                 16 states and     northern          marketing)        Appalachia and  - Telecommuni-
- 51,700 miles of        D.C.              Indiana                             Canada            cations (260
  distribution         - One of the      - 3,179 MW of                       - Proved gas        miles of dark
  pipelines              largest under-    coal-fired and                      reserves of       fiber)
- Unbundling programs    ground natural    203 MW of                           966 Bcfe
  initiated in most      gas storage       gas-fired                         - Owns and oper-
  states                 networks (670     generation                          ates 8,188
                         Bcf)            - Interconnected                      wells
                                           with five                         - 6,069 miles of
                                           neighboring                         gathering
                                           utilities                           facilities

     Strategy. NiSource is focused on becoming the premier energy company serving customers throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic and Northeast. This corridor is home to 30% of the nation's population and 40% of its energy consumption. NiSource believes natural gas will be the fuel of choice to meet the corridor's growing energy needs. The merger with Columbia furthers this strategy by combining NiSource's natural gas distribution assets in Indiana and New England with Columbia's natural gas distribution, storage and exploration and production assets in Ohio, the Mid-Atlantic and Appalachia and Columbia's interstate transmission assets.

     Gas Distribution. NiSource has the nation's second largest volume of gas sales, on average over 2.3 billion cubic feet per day. Through its wholly-owned subsidiary, Columbia Energy Group, NiSource owns five distribution subsidiaries that provide natural gas under the Columbia Gas name to nearly 2.1 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. NiSource also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries:
Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, NiSource's subsidiaries, Bay State Gas Company and Northern Utilities, Inc., distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

     Gas Transmission and Storage. NiSource's subsidiaries, Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company, own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems capable of storing approximately 670 billion cubic feet of natural gas.

     Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the Federal Energy Regulatory Commission for approval. As proposed, the project will transport approximately 700 billion cubic feet of natural gas per day from the Lake Erie region to eastern markets.

     NiSource's wholly-owned subsidiaries own and operate interstate pipelines connecting northwest Indiana and Ohio as well as Massachusetts and Maine. In addition, NiSource owns a 19% interest in a pipeline linking production areas in New Brunswick, Canada to Maine, New Hampshire and Massachusetts.

     Electric Operations. NiSource generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 430,000 customers in 30 counties in the northern part of Indiana. Northern Indiana owns and operates four coal-fired electric generating stations with a net capacity of 3,179 megawatts, four gas fired combustion turbine generating units with a net capacity of 203 megawatts and two hydroelectric generating plants with a net capacity of 10 megawatts, for a total system net capacity of 3,392 megawatts. Northern Indiana is interconnected with five neighboring electric utilities. During the year ended December 31, 1999, Northern Indiana generated 89.9% and purchased 10.1% of its electric requirements.

     Energy Marketing. NiSource provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Energy USA and its subsidiaries provide a variety of energy-related services, including gas marketing and asset management services, to utilities and other customers.

     Exploration and Production. NiSource also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. As of December 31, 1999, Columbia Energy Resources held interests in approximately 3.9 million net acres of gas and oil leases and had proved gas reserves of nearly 966 billion cubic feet of natural gas equivalent. Columbia Energy Resources owns and operates 8,188 wells as well as 6,069 miles of gathering facilities.

     Other Products and Services. NiSource develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities. In addition, NiSource has invested in a number of distributed generation technologies including fuel cells and microturbine ventures. NiSource is also completing a fiber optics network for voice and data communication along its pipeline rights-of-way between New York and Washington D.C.

     NiSource expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company.

     Non-Core Divestitures. In connection with the Columbia merger, NiSource has sold or is divesting certain businesses judged to be non-core to NiSource's energy strategy. Subsequent to the announcement of the Columbia acquisition, NiSource sold Market Hub Partners, which owns and operates salt cavern gas storage facilities in Texas and Louisiana, and Columbia completed the divestiture of its interest in the Cove Point LNG facilities, its retail electric supply business and four qualifying facility power plants. Since the Columbia acquisition, NiSource sold its Miller Pipeline subsidiary and Columbia's electric generation business and a portion of its petroleum business. NiSource is pursuing the sale of Columbia's propane and petroleum businesses and other smaller non-core businesses. As part of the SEC order approving the Columbia merger, NiSource has been ordered to divest its water utility business by November 2003.

                             NISOURCE FINANCE CORP.

     NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries. NiSource Finance's obligations under the exchange notes will be fully and unconditionally guaranteed by NiSource.

     NiSource Finance was incorporated in February 2000 under the laws of the State of Indiana. Before the acquisition of Columbia Energy Group, NiSource conducted its financing activities through NiSource Capital Markets, Inc., a first-tier subsidiary of NiSource. We expect NiSource to conduct all future financing through NiSource Finance.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for the outstanding notes, we will receive outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled.

     The proceeds from the offerings of the outstanding notes were used to repay short-term borrowings incurred in our November 2000 acquisition of Columbia Energy Group.

                       RATIO OF EARNINGS TO FIXED CHANGES

     The following are ratios of earnings to fixed charges for each of the periods indicated for NiSource Inc. (incorporated in Indiana) and for NiSource on a pro forma basis for the twelve months ended September 30, 2000, accounting for the acquisition of Columbia Energy Group as a purchase business combination and giving effect to the acquisition as if it had occurred on October 1, 1999:

  PRO FORMA                          ACTUAL
-------------   ------------------------------------------------
TWELVE MONTHS   TWELVE MONTHS
    ENDED           ENDED        FISCAL YEAR ENDED DECEMBER 31
SEPTEMBER 30,   SEPTEMBER 30,   --------------------------------
    2000            2000        1999   1998   1997   1996   1995
-------------   -------------   ----   ----   ----   ----   ----
    1.72            2.30        2.14   2.87   3.10   3.21   3.28

     For purposes of calculating the ratio earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following financial information about NiSource's corporate predecessors to aid you in your analysis of NiSource after the merger. This information is only a summary, and you should read it together with the historical consolidated financial statements of NiSource Inc. (incorporated in Indiana) and Columbia Energy Group and the related notes incorporated by reference in this document. See "Where You Can Find More Information."

                    NISOURCE INC. (INDIANA) AND SUBSIDIARIES

                                             TWELVE
                                             MONTHS
                                              ENDED          YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,   ------------------------------
                                              2000          1999       1998       1997
                                          -------------   --------   --------   --------
                                                         ($ IN MILLIONS)
INCOME STATEMENT DATA
Operating revenues......................    $3,880.8      $3,144.6   $2,932.8   $2,586.5
Operating income........................    $  490.3      $  461.5   $  421.5   $  410.6
Net income from continuing operations...    $  188.0      $  160.4   $  193.9   $  190.8
CASH FLOW INFORMATION
EBITDA(a)...............................    $  826.4      $  772.9   $  678.0   $  660.4
Cash interest, net of amounts
  capitalized...........................    $  190.4      $  160.1   $  118.1   $  102.4
Capital expenditures....................    $  313.0      $  341.3   $  245.8   $  218.9
Cash flow from operations...............    $  322.6      $  453.0   $  484.1   $  434.6

                                                                 AS OF
                                              AS OF          DECEMBER 31,
                                          SEPTEMBER 30,   -------------------
                                              2000          1999       1998
                                          -------------   --------   --------
                                                    ($ IN MILLIONS)
BALANCE SHEET DATA
Total assets............................    $7,084.2      $6,835.2   $4,986.5
Short term debt.........................    $  838.0      $  853.0   $  417.8
Capitalization:
  Long-term debt........................    $1,737.3      $1,975.2   $1,668.0
  Company-obligated mandatorily
     redeemable preferred securities of
     subsidiary trust (PIES)............       345.0         345.0         --
  Preferred stock.......................       135.8         139.6      142.0
  Common shareholders equity............     1,352.1       1,353.5    1,149.7
                                            --------      --------   --------
          Total capitalization..........    $3,570.2      $3,813.3   $2,959.7
                                            --------      --------   --------

---------------

(a) EBITDA is defined as operating income before depreciation and amortization (excludes other income and income taxes). EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                                             TWELVE
                                             MONTHS
                                              ENDED          YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,   ------------------------------
                                              2000          1999       1998       1997
                                          -------------   --------   --------   --------
                                                            ($ IN MILLIONS)
INCOME STATEMENT DATA
Operating revenues......................    $2,636.4      $2,833.4   $2,563.1   $2,950.1
Operating income........................    $  706.0      $  695.2   $  590.6   $  514.4
Net income from continuing operations...    $  416.9      $  387.8   $  308.9   $  276.3
CASH FLOW INFORMATION
EBITDA(a)...............................    $  887.6      $  897.9   $  816.9   $  730.7
Cash interest, net of amounts
  capitalized...........................    $  162.3      $  148.6   $  147.0   $  144.5
Capital expenditures....................    $  483.6      $  447.6   $  434.7   $  410.2
Cash flow from operations...............    $  872.3      $  536.7   $  686.1   $  486.8

                                              AS OF       AS OF DECEMBER 31,
                                          SEPTEMBER 30,   -------------------
                                              2000          1999       1998
                                          -------------   --------   --------
                                                    ($ IN MILLIONS)
BALANCE SHEET DATA
Total assets............................    $7,100.5      $7,037.3   $6,495.2
Short term debt.........................    $   54.1      $  465.5   $  144.7
Capitalization:
  Long-term debt........................    $1,639.2      $1,639.3   $2,002.8
  Common stock equity...................     2,034.3       2,064.0    2,005.3
                                            --------      --------   --------
          Total capitalization..........    $3,673.5      $3,703.3   $4,008.1
                                            ========      ========   ========

---------------

(a) EBITDA is defined as operating income before depreciation and amortization (excludes other income and income taxes). EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

           SELECTED UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION

     We present below selected unaudited pro forma combined financial information for NiSource. The pro forma income statement data and cash flow information give effect to the acquisition of Columbia as if it had occurred at the beginning of the periods presented. The pro forma balance sheet data give effect to the acquisition as if it occurred on September 30, 2000 and also reflect the divestitures of Columbia's electric generation businesses, which were announced after September 30, 2000. This information does not purport to represent what the results of operations of NiSource would actually have been had the merger occurred at October 1, 1999 or January 1, 1999 or to project NiSource's results of operations for any future period or date. The data set forth below should be read together with the pro forma financial statements and the separate historical financial statements and the separate historical financial statements and notes of NiSource Inc. (incorporated in Indiana) and Columbia incorporated by reference into this document. See "Where You Can Find More Information."

                                                              TWELVE MOTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                    ($ IN MILLIONS)
INCOME STATEMENT DATA
Operating revenues..........................................    $6,500.8        $5,945.5
Operating income............................................    $1,104.3        $1,057.3
Net income from continuing operations.......................    $  323.2        $  261.9
CASH FLOW INFORMATION
EBITDA(a)...................................................    $1,721.5        $1,670.1
Cash interest, net of amounts capitalized...................    $  660.4        $  616.4
Capital expenditures........................................    $  796.7        $  815.9
Cash flow from operations...................................    $1,012.4        $  802.9

                                                                   AS OF
                                                               SEPTEMBER 30,
                                                                   2000
                                                              ---------------
                                                              ($ IN MILLIONS)
BALANCE SHEET DATA
Total assets................................................     $17,844.3
Short-term debt.............................................     $ 2,403.3
Capitalization:
  Long-term debt............................................     $ 5,871.1
  SAILS.....................................................         106.1
  Company-obligated mandatorily redeemable preferred
     securities of subsidiary trust (PIES)..................         345.0
  Preferred stocks of subsidiaries..........................         135.8
  Common stockholders' equity...............................       3,114.2
                                                                 ---------
          Total capitalization..............................     $ 9,572.2
                                                                 =========

---------------

(a) EBITDA is defined as operating income before depreciation and amortization (excludes other income and income taxes). EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We are making this exchange offer to comply with the requirements of registration rights agreements which apply to the outstanding notes.

     Following the consummation of the exchange offer, any outstanding notes not tendered will no longer have registration rights and will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

RESALE OF EXCHANGE NOTES

     We are not requesting, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes issued in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you unless you are a broker-dealer, as set forth below, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that, among other things:

     - you acquire the exchange notes in the ordinary course of your business;
       and

     - you have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

     If you tender notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may not rely on the interpretations by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. You may tender some or all of your outstanding notes in the exchange offer. However, outstanding notes may be tendered only in multiples of $1,000 principal amount. We will issue $1,000 of principal amount of exchange notes of the corresponding series in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes for which they are exchanged, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon the failure on our part to fulfill our obligations under the registration rights agreements to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

     The exchange offer is not conditioned upon any minimum amount of outstanding notes of any series being tendered for exchange. We intend to conduct the exchange offer in accordance with the applicable provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

     We will be deemed to have accepted properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the purpose of receiving the exchange notes from us and delivering them to you. If any of the outstanding notes that you tender are not accepted for exchange, the exchange agent will return them to you, without expense, promptly after the expiration date.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer.

EXPIRATION DATE

     The expiration date shall be 5:00 p.m., New York City time, on
             , 2001 unless we, in our sole discretion, extend the exchange offer. Although we have no current intention to extend the exchange offer, we reserve the right to extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to PR Newswire. During any extension of the exchange offer, all outstanding notes previously tendered in the exchange offer and not withdrawn will remain subject to the exchange offer.

AMENDMENTS

     We expressly reserve the right to:

     - delay acceptance for exchange of any outstanding notes;

     - terminate the exchange offer and not accept for exchange any outstanding notes if any of the events set forth below under "-- Conditions to the exchange offer" shall have occurred and shall not have been waived by us; and

     - amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of outstanding notes of the amendment, and extend the offer if required by law.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them, in whole or in part, at any or at various times. A failure on our part to exercise any of the foregoing rights will not constitute a waiver of such right.

PROCEDURES FOR TENDERING

     Your tender to us of outstanding notes under one of the procedures set forth below will constitute an agreement between you and NiSource Inc. and NiSource Finance Corp. in accordance with the terms of this prospectus and the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Neither the exchange agent, us, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any outstanding notes received by the exchange agent are not validly tendered by you and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal amount greater than the principal amount of outstanding notes being tendered by you, such unaccepted or non-exchanged outstanding notes will be returned to you by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We reserve the right in our sole discretion, to the extent permitted by the indenture under which the notes are issued and applicable law to:

     - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

     - purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers made after the expiration of the exchange offer may differ from the terms of the exchange offer.

     To tender your outstanding notes:

     - you must complete, sign and date the letter of transmittal, or a facsimile copy; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile along with your outstanding notes to The Chase Manhattan Bank at the address set forth below prior to the expiration date; or

     - The Chase Manhattan Bank must have received, prior to the expiration date, a timely confirmation of book-entry transfer of your outstanding notes into its account at DTC according to the procedure for book-entry transfer described below, including a completed and signed letter of transmittal or an agent's message in lieu thereof; or

     - you must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of the confirmation of book entry transfer, which states that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant.

     If tendered outstanding notes are registered in the name of the signer of the letter of transmittal and the exchange notes are to be issued, and any outstanding notes not tendered are to be reissued, in the name of the registered holder and delivered to the address of the registered holder appearing on the register for the outstanding notes, the signature of such signer need not be guaranteed.

     In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible institution: a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; or an eligible guarantor institution as defined by Rule 17Ad-15 under the Exchange Act.

     The method of delivery of outstanding notes, letter of transmittal and all other documents is at your election and risk. If delivery is made by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

     Your tender will be deemed to have been received as of the date when:

     - your properly completed and duly signed letter of transmittal or agent's message in lieu thereof, accompanied by your outstanding notes or a confirmation of book-entry transfer of your outstanding notes into The Chase Manhattan Bank's account at DTC, is received by The Chase Manhattan Bank, or

     - your notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by The Chase Manhattan Bank, provided that the exchange agent receives your outstanding notes or confirmation of book-entry transfer, and all other documents required the letter of transmittal, within three New York Stock Exchange trading days thereafter.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Chase Manhattan Bank will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into The Chase Manhattan Bank's account at DTC in accordance with DTC's procedures for transfer. If you wish to tender your outstanding notes, The Chase Manhattan Bank must have received confirmation of the book-entry transfer of your outstanding notes into its account at DTC, together with a letter of transmittal or an agent's message in lieu thereof, and all other documents required by the letter of transmittal, on or prior to the expiration date; otherwise you must comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES FOR NOTES

     If you desire to accept the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach The Chase Manhattan Bank before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if The Chase Manhattan Bank has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution setting forth:

     - the name and address of the tendering holder;

     - the name(s) in which the outstanding notes are registered;

     - the certificate number(s) of the outstanding notes to be tendered; and

     - a statement that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible institution, the outstanding notes, in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, as well as any other required documents.

     Unless you tender your outstanding notes by one of the above-described methods within the time period set forth above accompanied or preceded by a properly completed letter of transmittal or an agent's message in lieu thereof, as well as any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from The Chase Manhattan Bank.

     Issuances of exchange notes in connection with a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal or an agent's message in lieu thereof, and any other required documents, and deposit of the tendered outstanding notes.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     Under the terms of the letter of transmittal, if you tender outstanding notes:

     - you agree to exchange, assign and transfer the outstanding notes to us;

     - you represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issued in the exchange offer;

     - you represent and warrant that when the outstanding notes are accepted for exchange, NiSource and NiSource Finance will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim;

     - you represent and warrant that you will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC; and

     - you agree that all authority conferred by you pursuant to the letter of transmittal will survive your death, bankruptcy or incapacity and each of your obligations will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

WITHDRAWAL OF TENDERS

     Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must specify:

     - the name of the holder originally listed in the letter of transmittal;

     - the certificate numbers of the outstanding notes to be withdrawn, and the principal amount of outstanding notes delivered for exchange;

     - a statement that the holder is withdrawing the election to have the applicable outstanding notes exchanged; and

     - the name of the registered holder of the outstanding notes.

     The notice must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes being withdrawn. The exchange agent will return the properly withdrawn outstanding notes promptly following the receipt of notice of withdrawal.

     If outstanding notes have been tendered under the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following the procedures described under "-- Procedures for tendering."

     We will determine the validity, form and eligibility (including time of receipt) of withdrawal notices, in our sole discretion, which shall be final and binding on all parties. Neither we, nor any of our affiliates or assignees, nor the exchange agent or any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as exchange agent for the exchange of the notes. You should direct questions and requests for assistance with regard to these notes, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

                            THE CHASE MANHATTAN BANK

                  By Mail, Hand Delivery or Overnight Courier:
                         55 Water Street, Second Floor
                           Room 234 -- North Building
                            New York, New York 10041

                           By Facsimile Transmission:
                        (212) 638-7380 or (212) 638-7381

                 For Information or Confirmation by Telephone:
                          Victor Matis (212) 638-0459

     Delivery of a letter of transmittal to any address or facsimile number other than one set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expense of soliciting tenders. The solicitation is being made principally by mail. However, solicitations also may be made by facsimile, telephone or in person by our officers and regular employees of our affiliates. We will not pay any additional compensation to any of these officers and employees for soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with the exchange. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay all the cash expenses to be incurred by us in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees. We will not, however, pay the costs incurred by a holder in delivering its outstanding notes to the exchange agent or any underwriting fees, commissions or transfer taxes.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for exchange notes, you will remain subject to the restrictions on transfer of the outstanding notes:

     - as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Completion of the exchange offer will satisfy most of our obligations under the registration rights agreement, and we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC, the exchange notes may be freely offered for resale, resold or otherwise transferred by their holders, subject to the limitations on broker-dealers and others discussed under "-- Resale of exchange notes."

ACCOUNTING TREATMENT

     The exchange notes will generally be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange, because the exchange of the outstanding notes for the exchange notes is the completion of the selling process contemplated in the issuance of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes over the term of the exchange notes.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes offered in this prospectus. In consideration for issuing the exchange notes, we will receive the corresponding outstanding notes. Outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. The issuance of the exchange notes will not result in a change in our indebtedness.

OTHER MATTERS

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If any such information or representations are given or made, they should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the dates as of which information is given. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or its acceptance would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of outstanding notes in such jurisdiction.

     As a result of the making of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreements. Holders of the outstanding notes to which registration rights agreements apply who do not tender their outstanding notes in the exchange offer will continue to hold outstanding notes and will be entitled to all the rights and limitations applicable under the indenture except for certain rights under the registration rights agreements. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the indenture and the outstanding notes.

                            DESCRIPTION OF THE NOTES

     NiSource Finance issued the outstanding notes, and is issuing the exchange notes offered hereby, under an indenture, as supplemented by a first supplemental indenture, each among NiSource Finance, NiSource, as guarantor, and The Chase Manhattan Bank, as trustee. We refer to the indenture, as supplemented by the first supplemental indenture, as the "Indenture."

     This section briefly summarizes some of the terms of the notes and the Indenture but does not contain a complete description of them. The description of the notes is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the notes, unless otherwise indicated, are references to section numbers of the Indenture.

GENERAL

     The notes:

     - are direct senior unsecured obligations of NiSource Finance;

     - are equal in right of payment to any other senior unsecured obligations of NiSource Finance;

     - are guaranteed on a senior unsecured basis by NiSource; and

     - have a total aggregate principal amount of $2,650,000,000, consisting of $750,000,000 principal amount of 7 1/2% notes due 2003, $900,000,000 of
       7 5/8% notes due 2005 and $1,000,000,000 principal amount of 7 7/8% notes due 2010;

NiSource Finance is a special purpose financing subsidiary formed solely as a financing vehicle for NiSource and its subsidiaries. Therefore, the ability of NiSource Finance to pay its obligations under the notes is dependent upon the receipt by it of payments from NiSource. If NiSource were not to make such payments for any reason, the holders of the notes would have to rely on the enforcement of NiSource's guarantee.

GUARANTEE OF NISOURCE

     NiSource has fully and unconditionally guaranteed to each holder of notes and to the trustee and its successors all the obligations of NiSource Finance under the notes, including the due and punctual payment of the principal of and premium, if any, and interest, if any, on the notes. The guarantee applies whether the payment is due at maturity, on an interest payment date or as a result of acceleration, redemption or otherwise. The guarantee includes payment of interest on the overdue principal of and interest, if any, on the notes (if lawful) and all other obligations of NiSource Finance under the Indenture. The guarantee will remain valid even if the Indenture is found to be invalid. NiSource is obligated under the guarantee to pay any guaranteed amount immediately after NiSource Finance's failure to do so.

     NiSource is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries, and, as a result, NiSource depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. A substantial portion of NiSource's consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to NiSource is subject to regulation. Northern Indiana Public Service Company's debt indenture also provides that Northern Indiana will not declare or pay any dividends on its common stock owned by NiSource except out of earned surplus or net profits. Future dividends will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, NiSource is registered as a holding company under the Public Utility Holding Company Act of 1935, as amended. As a result, the corporate and financial activities of NiSource and each of its subsidiaries (including their ability to pay dividends to NiSource) are subject to regulation by the SEC.

     NiSource's holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of NiSource itself as a creditor of a subsidiary may be recognized). Since this is true for NiSource, it is also true for the creditors of NiSource (including the holders of the notes).

PRINCIPAL, MATURITY AND INTEREST

     NiSource Finance will issue exchange notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on November 15, 2003, November 15, 2005 and November 15, 2010.

     Interest on the notes will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2001. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 1 and November 1.

     Interest on the notes has accrued from November 14, 2000. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

     As used in this offering circular:

     "Make-Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the Notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the notes being redeemed to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designed "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.25%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with us.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes in a series at any time, the indenture trustee will select notes to be redeemed using a method it considers fair and appropriate.

     We will redeem notes in increments of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. However, we will not know the exact redemption price until 3 business days before the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Neither NiSource Finance nor NiSource shall consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

     - that corporation or entity is organized under the laws of the United States or any state thereof;

     - that corporation or entity assumes NiSource Finance's or NiSource's obligations, as applicable, under the Indenture;

     - after giving effect to the transaction, NiSource Finance and NiSource are not in default under the Indenture; and

     - NiSource Finance or NiSource, as applicable, delivers to the indenture trustee an officer's certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

(See Section 801.)

     The Indenture does not give holders of the notes protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance to incur indebtedness or to declare or pay dividends on its capital stock.

ADDITIONAL NOTES

     We may, without the consent of the holders of the notes, create and issue additional notes of any series ranking equally with the notes of that series in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the notes of that series and shall have the same terms as to status, redemption or otherwise as the notes of that series. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes.

LIMITATION ON LIENS

     As long as any notes remain outstanding, neither NiSource Finance, NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource Finance, NiSource or that subsidiary, except intercompany indebtedness, without also securing the notes equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

     In addition, the lien limitations do not apply to NiSource Finance's, NiSource's and any subsidiary's ability to do the following:

     - create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

     - assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NiSource Finance, NiSource and any subsidiary;

     - assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

     - create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary (other than a utility);

     - create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

     - create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

     - create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

     - to continue mortgages existing on the date of the Indenture; and

     - create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

EVENTS OF DEFAULT

     The Indenture provides, with respect to any outstanding series of notes, that any of the following events constitutes an "Event of Default":

     - NiSource Finance defaults in the payment of any interest upon any note of that series that becomes due and payable and the default continues for 60 days;

     - NiSource Finance defaults in the payment of principal of or any premium on any note of that series when due at its maturity, on redemption, by declaration or otherwise, and the default continues for three business days;

     - NiSource Finance or NiSource defaults in the performance of or breaches any covenant or warranty in the Indenture for 90 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding notes of that series;

     - NiSource Finance or NiSource Capital Markets, Inc. defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by NiSource Finance or NiSource Capital Markets, or NiSource Finance or NiSource Capital Markets defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such indebtedness paid within 60 days after written notice to NiSource Finance and NiSource from the indenture trustee or to

       NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

     - the NiSource guarantee ceases to be in full force and effect or is disaffirmed or denied (other than according to its terms), or is found to be unenforceable or invalid; or

     - certain events of bankruptcy, insolvency or reorganization of NiSource Finance, NiSource Capital Markets, Inc. or NiSource.

(See Section 501.)

     If an Event of Default occurs with respect to the notes of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding notes of such series may declare the notes of such series due and payable immediately. (See Section 502.)

     The holders of a majority in principal amount of the notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the notes. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

     The holders of a majority in principal amount of the notes of any series may waive any past default under the Indenture and its consequences, except a default:

     - in respect of a payment of principal of, or premium, if any, or interest on any note; or

     - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each note of that series.

(See Section 513.)

     At any time after the holders of the notes of any series declare that the notes of that series are due and immediately payable, a majority in principal amount of the outstanding holders of notes of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which have become due solely by the declaration) have been waived or cured, and (3) NiSource or NiSource Finance has paid or deposited with the indenture trustee an amount sufficient to pay:

     - all overdue interest on the notes of that series;

     - the principal of, and premium, if any, or interest on any notes of that series which are due other than by the declaration;

     - interest on overdue interest (if lawful); and

     - sums paid or advanced by and amounts due the indenture trustee under the Indenture.

(See Section 502.)

MODIFICATION OF INDENTURE

     NiSource Finance, NiSource and the indenture trustee may modify or amend the Indenture, without the consent of the holders of the notes, for any of the following purposes:

     - to evidence the succession of another person as obligor under the Indenture;

     - to add to NiSource Finance's or NiSource's covenants or to surrender any right or power conferred on NiSource Finance or NiSource under the Indenture;

     - to add events of default;

     - to secure the notes;

     - to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

     - to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of the notes);

     - to effect assumption by NiSource or one of its subsidiaries of NiSource Finance's obligations under the Indenture; or

     - to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

     The Indenture provides that we and the indenture trustee may amend the Indenture or the notes with the consent of the holders of a majority in principal amount of the notes of each series affected by the amendment voting as one class. However, without the consent of each holder of an outstanding note affected thereby, an amendment or modification may not, among other things:

     - change the stated maturity of the principal or interest on any notes;

     - reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any note;

     - change the method of calculating the rate of interest on any note;

     - change the place or currency of payment of principal of, or any premium or interest on, any note;

     - impair a holder's right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date;

     - reduce the percentage of holders of notes necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

     - modify the obligations of NiSource under its guarantee in any way adverse to the interests of the holders of the notes; and

     - modify these requirements or reduce the percentage of holders of notes necessary to waive any past default of certain covenants.

(See Section 902.)

SATISFACTION AND DISCHARGE

     Under the Indenture, NiSource Finance can terminate its obligations with respect to the notes not previously delivered to the indenture trustee for cancellation when those notes:

     - have become due and payable;

     - will become due and payable at their stated maturity within one year; or

     - are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

NiSource Finance may terminate its obligations with respect to the notes by depositing with the indenture trustee, as trust funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the notes. In that case, the Indenture will cease to be of further effect and NiSource Finance's obligations will be satisfied and discharged with respect to the notes (except as to NiSource Finance's obligations to pay all other amounts due under the Indenture and to provide certain officers' certificates and opinions of counsel to the indenture trustee). At the expense of NiSource Finance, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

BOOK-ENTRY ISSUANCE

     NiSource Finance will issue the exchange notes as "global securities."

     The Depository Trust Company ("DTC") will act as the depositary for the global securities. NiSource Finance will issue global securities as fully registered securities registered in the name of DTC's nominee, Cede & Co. NiSource Finance will issue one or more fully registered global securities for exchange notes and will deposit the global securities with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security -- the beneficial owner -- is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to NiSource Finance as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, NiSource Finance, NiSource or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource Finance and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

     If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

     A beneficial owner electing to have its interest in a global security repaid by NiSource Finance will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the global securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC's records.

     DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource Finance or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     NiSource Finance may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC's system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTIFICATED NOTES

     Subject to certain conditions, the exchange notes represented by the global securities are exchangeable for certificated notes of the same series in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the notes represented by a global security; or

          (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

     Any note that is exchangeable as above is exchangeable for certificated notes of the same series as issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of the depositary or its nominee.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of the notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders of the notes or, if no such account is specified, by mailing a check to each such holder's registered address.

GOVERNING LAW

     The Indenture and the notes are governed by the internal laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of notes unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

     The indenture trustee, The Chase Manhattan Bank, is also the indenture trustee for NiSource Capital Markets' senior and subordinated debt indentures and the indenture governing the debenture portion of NiSource's SAILS. The Chase Manhattan Bank is the property trustee, and Chase Manhattan Bank Delaware is the Delaware trustee, for the preferred securities included in NiSource's Premium Income Equity Securities ("PIES"). The Chase Manhattan Bank is the purchase contract agent and collateral agent for the NiSource PIES and SAILS. The Chase Manhattan Bank also lends to Columbia Energy Group and extends a letter of credit facility to NiSource Capital Markets.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership and disposition of the notes as of the date hereof. Except where noted, it deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle or persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences to persons who purchase notes other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Code, final and proposed Treasury regulations under the Code, and administrative rulings and judicial decisions as of the date of this offering circular. Such authorities may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, which could result in United States federal income tax consequences being different from those discussed below.

     As used in this prospectus, a "United States Holder" means a beneficial owner of a note that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term

"Non-United States Holder" means a beneficial owner of a note that is not a United States Holder.

UNITED STATES HOLDERS

  Payments of interest

     Stated interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

  Exchange offer

     The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a "significant modification" of the outstanding note for the United States federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the note in the hands of a holder. As a result, (i) a United States Holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes pursuant to the exchange offer; (ii) the holding period of the exchange notes will include the holding period of the outstanding notes exchanged therefor; and (iii) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

  Sale, exchange and redemption of the notes

     Upon the sale, exchange or redemption of a note, a United States Holder will recognize gain or loss equal to the difference between (1) the amount realized upon the sale, exchange or redemption, other than amounts attributable to accrued but unpaid interest, and (2) such holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis will be, in general, its initial purchase price for the note, net of accrued interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the note has been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. The net capital gains of individuals are taxed at lower rates than ordinary income.

NON-UNITED STATES HOLDERS

  Payments of interest

     Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a note held by a Non-United States Holder, provided that the beneficial owner (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (3) is not a bank whose receipt of interest on a note is described in
Section 881(c)(3)(A) of the Code; and (4) satisfies the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

     To satisfy the requirement referred to in clause (4) above, the beneficial owner of a note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, us or our paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address and certifies, under penalties of perjury, that he is not a U.S. person, which certification may be made on an IRS Form W-8BEN; or (2) a financial institution holding the note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof.

     In the event that any of the above requirements are not satisfied, NiSource Finance will nonetheless not withhold federal income tax on interest paid to a Non-United States Holder if it receives IRS Form W-8ECI from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless NiSource Finance has knowledge to the contrary. Interest paid to a Non-United States Holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at graduated rates that are applicable to U.S. persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits; at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

  Sale, exchange and redemption of the notes

     A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of a note unless (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; (2) in the case of a Non-United States Holder who is an individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (3) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates. However, any amount attributable to accrued but unpaid interest on the note will be treated in the same manner as payments of interest made to such Non-United States Holder, as described above.

     Gain derived by a Non-United States Holder from the sale or other disposition of a note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual Non-United States Holder falls under clause (2) of the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain United States source capital losses recognized within the same taxable year as such sale or other disposition.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments of interest on, or the proceeds from the sale, retirement or other disposition of, notes are subject to information reporting unless the United States Holder establishes an exemption.

     Payments of interest on, or the proceeds from the sale, retirement or other disposition of, the notes may be subject to "backup withholding" tax of 31% if the United States Holder, among other things, (1) fails to furnish his or her social security number or other taxpayer identification number, or TIN, to the payor responsible for backup withholding (for example, the United States Holder's securities broker) on Form W-9 or a substantially similar form signed under penalty of perjury, (2) furnishes such payor an incorrect TIN, (3) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the United States Holder is not subject to backup withholding, or (4) fails to properly report interest and dividends on his tax return. Backup withholding does not apply to certain payments made to exempt recipients, such as corporations.

     Non-United States Holders will not be subject to information reporting or backup withholding on payments made by us or our paying agent if a statement described in clause (4) under "-- Non-United States Holders -- Payments of interest" has been received and the payor has no actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply to payments or principal, premium, if any, or interest on the notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of a Non-United States Holder, or if a foreign office of a broker pays the proceeds of the sale of notes to a Non-United States Holder. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a U.S. trade or business, or a foreign partnership with certain connections to the United States, such payments will be subject to information reporting unless (i) such custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

     Payments of principal, premium, if any, or interest on the notes paid to a Non-United States Holder by a United States office of a custodian, nominee or agent, or payment of the proceeds of a sale of notes by the United States office of a broker will be subject to backup withholding and information reporting unless (i) the Non-United States Holder provides the statement described above that such holder is not a United States person and the payor does not have actual knowledge to the contrary, or (ii) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against such holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM

     If a holder's purchase price for a note (other than amounts paid that are attributable to accrued interest) is greater than the note's face amount, such holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. A holder may elect to amortize such premium, using a constant yield method, over the remaining term of the note with reference to either the amount payable at maturity or, if it results in a smaller premium attributable to the period through an earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until           , 2001, all
dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning the Securities Act.

     For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes and exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes and exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for us by Schiff Hardin & Waite, Chicago, Illinois. Peter V. Fazio, Jr., a partner of the firm who also serves as executive vice president and general counsel of NiSource, beneficially owns approximately 11,400 shares of NiSource common stock.

                                    EXPERTS

     The consolidated financial statements and schedules of NiSource Inc. (incorporated in Indiana) and the consolidated financial statements of Columbia Energy Group incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 EXCHANGE AGENT

                 The exchange agent for the exchange offer is:

                            THE CHASE MANHATTAN BANK

                  By Mail, Hand Delivery or Overnight Courier:
                         55 Water Street, Second Floor
                           Room 234 -- North Building
                            New York, New York 10041

                           By Facsimile Transmission:
                        (212) 638-7380 or (212) 638-7381

                 For Information or Confirmation by Telephone:
                          Victor Matis (212) 638-0459

                                [NISOURCE LOGO]

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until           , 2001, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section B.1. of Article V of NiSource Inc.'s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section B.2. of Article V of NiSource Inc.'s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware provides that NiSource Inc. will, to the fullest extent permitted by applicable law, as then in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation (including NiSource Finance Corp.), partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such investigation, claim, action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

     Section B.2. of Article V of NiSource Inc.'s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware also provides that if the investigation, claim, action, suit or proceeding is a derivative action (meaning one brought by or on behalf of the corporation), NiSource Inc. will, to the extent permitted by applicable law, as then in effect, indemnify any person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any investigation, claim, action, suit, proceeding or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     NiSource Inc.'s Amended and Restated Certificate of Incorporation and the General Corporation Law of Delaware permits NiSource Inc. and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. NiSource Inc. currently maintains such liability insurance.

     Article VIII of NiSource Finance Corp.'s By-Laws provides for indemnification by NiSource Finance Corp. of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal by reason of the fact such person was a director, officer, employee or agent of NiSource Finance Corp., or is or was serving at the request of NiSource Finance Corp. as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, partnership, joint venture, trust or other legal entity, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of NiSource Finance Corp. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that, in the case of an action by or in the right of NiSource Finance Corp. to procure judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for willful negligence or misconduct in the performance of such person's duties to NiSource Finance Corp. unless and only to the extent that a court of equity or the court in which such action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent such a person is successful on the merits or otherwise in defense of any action, claim, issue or matter referred to herein, such person shall be indemnified against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in such action, claim, issue or matter.

     As authorized under NiSource Finance Corp.'s By-Laws and the Indiana Business Corporation Law, NiSource Finance has insurance which insures directors and officers for acts committed as such directors or officers.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

 4.1      Indenture, dated November 14, 2000, among NiSource Inc.,
          NiSource Finance Corp. and The Chase Manhattan Bank, as
          Trustee (incorporated by reference to Exhibit 4.1 to the NiSource Inc./NiSource Finance Corp. Registration Statement on Form S-3 (No. 333-49330))

 4.2      First Supplemental Indenture, dated November 14, 2000, among
          NiSource Inc., NiSource Finance Corp. and The Chase
          Manhattan Bank, as Trustee (incorporated by reference from Exhibit 4.1 to the NiSource Inc. Current Report on Form 8-K, filed December 1, 2000)

 4.3      Registration Rights Agreement, dated November 9, 2000, among
          NiSource Inc., NiSource Finance Corp. and Credit Suisse
          First Boston Corporation

 4.4      Letter Agreement, dated December 14, 2000, among NiSource
          Inc., NiSource Finance Corp. and Credit Suisse First Boston
          Corporation

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 5.1      Opinion of Schiff Hardin & Waite
 23.1     Consent of Arthur Andersen LLP with respect to NiSource Inc.
 23.2     Consent of Arthur Andersen LLP with respect to Columbia
          Energy Group
 23.3     Consent of Schiff Hardin & Waite (included in Exhibit 5.1)
 24.1     Powers of Attorney (included on the signature pages of this
          Registration Statement)
 25.1     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939 of Trustee for the Indenture
          with respect to Debt Securities (incorporated by reference to Exhibit 25.1 to the NiSource Inc./NiSource Finance Corp.
          Registration Statement on Form S-3 (No. 333-49330))
 25.2     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of 1939 of Trustee for the Indenture
          with respect to Guarantees of Debt Securities (incorporated by reference to Exhibit 25.2 to the NiSource Inc./NiSource
          Finance Corp. Registration Statement on Form S-3 (No.
          333-49330))
 *99.1    Form of Letter of Transmittal for 7 1/2% notes due 2003,
          7 5/8% notes due 2005 and 7 7/8% notes due 2010
 *99.2    Form of Notice of Guaranteed Delivery for 7 1/2% notes due
          2003, 7 5/8% notes due 2005 and 7 7/8% notes due 2010
 *99.3    Form of Tender Instruction for 7 1/2% notes due 2003, 7 5/8%
          notes due 2005 and 7 7/8% notes due 2010

---------------
* To be filed by amendment

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) NiSource Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of NiSource Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on January 30, 2001.

                                                NISOURCE INC.
                                                (Registrant)

                                                By:   /s/ STEPHEN P. ADIK
                                                  ------------------------------
                                                         Stephen P. Adik
                                                          Vice Chairman

                               POWER OF ATTORNEY

     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Stephen P. Adik, his or her true lawful attorney-in-fact and agent with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----

            /s/ GARY L. NEALE               Chairman, President and Chief   January 30, 2001
------------------------------------------    Executive Officer and
              Gary L. Neale                   Director (Principal
                                              Executive Officer)

           /s/ STEPHEN P. ADIK              Vice Chairman and Director      January 30, 2001
------------------------------------------
             Stephen P. Adik

          /s/ MICHAEL O'DONNELL             Executive Vice President and    January 30, 2001
------------------------------------------    Chief Financial Officer
            Michael O'Donnell                 (Principal Financial
                                              Officer)

                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----

         /s/ JEFFREY W. GROSSMAN            Vice President and Controller   January 30, 2001
------------------------------------------    (Principal Accounting
           Jeffrey W. Grossman                Officer)

          /s/ STEVEN C. BEERING             Director                        January 30, 2001
------------------------------------------
            Steven C. Beering

           /s/ ARTHUR J. DECIO              Director                        January 30, 2001
------------------------------------------
             Arthur J. Decio

                                            Director                        January   , 2001
------------------------------------------
             James T. Morris

           /s/ DENNIS E. FOSTER             Director                        January 30, 2001
------------------------------------------
             Dennis E. Foster

            /s/ IAN M. ROLLAND              Director                        January 30, 2001
------------------------------------------
              Ian M. Rolland

           /s/ JOHN W. THOMPSON             Director                        January 30, 2001
------------------------------------------
             John W. Thompson

           /s/ ROBERT J. WELSH              Director                        January 30, 2001
------------------------------------------
             Robert J. Welsh

                                            Director                        January   , 2001
------------------------------------------
              Carolyn Y. Woo

            /s/ ROGER A. YOUNG              Director                        January 30, 2001
------------------------------------------
              Roger A. Young

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on January 30, 2001.

                                                NISOURCE FINANCE CORP.
                                                (Registrant)

                                                By:    /s/ GARY L. NEALE
                                                  ------------------------------
                                                          Gary L. Neale
                                                            President

                               POWER OF ATTORNEY

     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Stephen P. Adik, his or her true lawful attorney-in-fact and agent with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----

            /s/ GARY L. NEALE               Chairman, President and         January 30, 2001
------------------------------------------    Director (Principal
              Gary L. Neale                   Executive Officer)

           /s/ STEPHEN P. ADIK              Vice President and Director     January 30, 2001
------------------------------------------    (Principal Financial Officer
             Stephen P. Adik                  and Principal Accounting
                                              Officer)